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                                                                    Exhibit 12.2

COASTAL BANCORP, INC.
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS INCLUDING INTEREST ON DEPOSITS
YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)

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

                                                     1998             1997             1996             1995             1994
                                                     ----             ----             ----             ----             ----

Net income before preferred stock dividends             19,256           14,151            9,539           11,130           16,040
Income tax expense                                       3,543            7,822            5,671            6,477            4,333

                                                   --------------------------------------------------------------------------------
Pretax earnings before preferred stock dividends        22,799           21,973           15,210           17,607           20,373
                                                   --------------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------------
Fixed charges:
One-third of rental expense which
approximates the interest factor                           888              763              667              488              446

Interest on deposits                                    66,127           62,911           60,076           56,717           38,126

Interest on borrowed funds                              77,276           81,512           78,109           69,638           50,392

Amortization of debt issuance costs                        376              376              376              188                -

                                                   --------------------------------------------------------------------------------
Total fixed charges                                    144,667          145,562          139,228          127,031           88,964
                                                   --------------------------------------------------------------------------------

Preferred stock dividends                                2,588            2,588            2,588            2,588            2,588

Total fixed charges and preferred                  --------------------------------------------------------------------------------
  stock dividends                                      147,255          148,150          141,816          129,619           91,552
                                                   --------------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------------

                                                   --------------------------------------------------------------------------------
Earnings (for ratio calculation)                       167,466          167,535          154,438          144,638          109,337
                                                   --------------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------------

Ratio of earnings to fixed charges
  and preferred stock dividends                           1.14             1.13             1.09             1.12             1.19
                                                   --------------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------------
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